UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 4, 2012

ARISTOCRAT GROUP CORP.

(Exact name of registrant as specified in its charter)

Florida	333-176491	45-2801371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Allington Court, Medford, NJ	08055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 744-5569

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

On May 4, 2012 the Board of Directors and holder of a majority of our issued and outstanding common stock adopted a resolution effecting a 5 for one forward stock split of the company’s issued and outstanding common stock. The forward stock split will be distributed to all shareholders of record on May 14, 2012. The effective time of the forward stock split will be close of business on May 11, 2012. All shareholders of record on the record date will receive 5 shares of common stock for every one share of common stock then owned. No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share. In addition, there will be no mandatory exchange of stock certificates. Our transfer agent, Island Stock Transfer. will distribute certificates representing the new shares. There will be no change in the company’s CUSIP number or our trading symbol on the OTCBB as a result of the forward stock split. It is anticipated that the common stock will be quoted on the OTCBB on a post-forward split basis beginning on May 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARISTOCRAT GROUP CORP.

Dated: May 4, 2012	By:	/s/ Melanie S. Maute Melanie S. Maute, President